                                                                Exhibit 10.6

                            ANGELICA CORPORATION
                            EMPLOYMENT AGREEMENT
                               FIRST AMENDMENT
                               ---------------

         This Amendment ("Amendment") has been entered into as of the 15th day of September 2003, by and between Angelica Corporation, a Missouri Corporation ("Angelica") and Paul R. Anderegg, an individual ("Employee").

         WHEREAS, Angelica currently employs Employee as Vice President of Angelica and President of Angelica's Textile Services Business Segment pursuant to that certain Employment Agreement, dated the 1st day of February, 2003 (the "Agreement"); and

         WHEREAS, Angelica and Employee wish to continue the employment relationship between them and to amend the Agreement as set forth in this Amendment.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree to amend the Agreement as follows:

         1. Section 4.1 of the Agreement is hereby amended to read as follows:

                4.1 NOT IN CONNECTION WITH A TRIGGERING TRANSACTION. If
            Employee's employment with Angelica is terminated prior to the end of the initial Term or prior to the end of any subsequent renewal Term, as the case may be, (a) by Angelica without Good Cause or (b) by Employee for Good Reason, then upon the negotiation and execution of a mutually acceptable settlement and release agreement by Angelica and Employee (which will include covenants consistent with the provisions of Section 5 below), and in addition to any accrued salary and other payments owed to Employee under Angelica's other benefit plans and policies:

                      (a) EXTENDED SEVERANCE. For a period of twenty-four
                      (24) months following the date of such termination, Angelica shall pay to Employee, on a semi-monthly basis consistent with its then existing payroll practices, an amount equal to Employee's then current Annual Base Salary, less applicable taxes, withholdings and standard deductions; provided, however, that during months 13 through 24 of such period, the amount of such payments shall be reduced by the amounts, if any, earned by Employee during such months as a result of self-employment and/or employment with another employer. As a condition to such payments during such months, Employee agrees to provide Angelica with verification, reasonably acceptable to Angelica, substantiating the amount of any such earnings, or the Employee's lack of other employment, as the case may be;

                      (b) MEDICAL AND HEALTH BENEFITS. Angelica shall, during the period specified below in this Section 4.1(b), continue to make available to Employee and to other eligible members of his immediate family, medical and health benefits equivalent to those to which Employee would have been entitled had his employment with Angelica continued. Such benefits will be made available to Employee for a period not to exceed twenty-four (24) months following the date of termination of his employment, or until such time as reasonably comparable benefits become available to him under another employer-provided plan, whichever occurs earlier. Such benefits, for so long as they are made available hereunder, shall be made available to Employee at a cost to Employee not greater than what his cost would have been had his employment with Angelica continued; and

                      (c) ACCELERATION OF VESTING OF CERTAIN STOCK OPTIONS. Notwithstanding anything to the contrary contained in this Agreement, in any stock-based compensation plan maintained by Angelica under which stock options have been granted to Employee, or in any stock option agreement entered into between Angelica and Employee pursuant to such plan, any stock options held by Employee that have not expired as of the date of Employee's termination of employment with Angelica which are scheduled to vest in accordance with their respective terms within the twelve-month period following such termination date shall be deemed to have vested immediately prior to such termination of Employee's employment with Angelica for the reasons stated above in this Section
                      4.1. Any such options, and each option that had become vested prior to Employee's termination but remain unexercised as of the termination date, shall remain unexercised as of the termination date and shall remain exercisable in accordance with the terms of the stock-based compensation plan and/or the stock option agreement under which such stock option was initially awarded to Employee.

            In the case of a termination of Employee's employment with Angelica not in connection with a Triggering Transaction for any reason other than as stated in this Section 4.1 above, Employee shall be entitled only to accrued salary and other payments owed to Employee under Angelica's other benefit plans and policies.

         2. Except as otherwise expressly amended by this Amendment, all other terms, conditions and covenants of the Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, Employee and Angelica, pursuant to the authorization from its Board, have caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

                                                 /s/ Paul R. Anderegg
                                                 -----------------------------
                                                 Paul R. Anderegg

                                                 ANGELICA CORPORATION

                                                 By:  /s/ Stephen M. O'Hara
                                                    -----------------------
                                                 Name: Stephen M. O'Hara
                                                       -----------------
                                                 Title: President & CEO
                                                        ---------------

                                     2